Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	David M. Findlay
Executive Vice President-
Administration and
Chief Financial Officer
(574) 267-9197

LAKE CITY BANK SETS NEW INCOME

BENCHMARK FOR FIRST QUARTER

Warsaw, Indiana (April 17, 2006) – Lakeland Financial Corporation (Nasdaq/LKFN), parent company of Lake City Bank, today reported record net income of $4.7 million for the first quarter of 2006. Net income increased 15% over the $4.1 million reported for the comparable period of 2005. Diluted net income per share for the quarter was $0.75 versus $0.66 for the comparable period of 2005, an increase of 14%.

The Company previously announced that the Board of Directors approved a cash dividend for the first quarter of $0.25 per share, payable on April 28, 2006 and a 2-for-1 stock split that will be effective with a payment date of April 28, 2006. Both the cash dividend and stock split will be for shareholders of record as of April 21, 2006. The cash dividend will be paid on the number of shares outstanding prior to the stock split. On a split-adjusted basis, the new quarterly dividend rate will be $0.125 per share and represents a 9% increase over the quarterly dividends paid in 2005.

Michael L. Kubacki, Chairman, President and Chief Executive Officer, commented, “As we continue to expand the Lake City Bank franchise in Northern Indiana, we are proud of our ability to produce strong balance sheet growth and income performance. With the announcement of a dividend increase for the 15th consecutive year and the 2-for-1 stock split, we are happy to share our success with the Company’s shareholders, who have provided outstanding support of our efforts.”

Average total loans for the first quarter of 2006 were $1.206 billion versus $1.01 billion during the first quarter of 2005, an increase of 19%. Total loans as of March 31, 2006 were $1.225 billion, an increase of $26.4 million, versus $1.199 billion as of December 31, 2005. Total loans as of March 31, 2005 were $1.022 billion.

Kubacki observed, “We are pleased with the continued growth in our loan portfolio during the first quarter. Since this time last year, we have added over $200 million of commercial and retail loans to our balance sheet, further reinforcing our position as the bank for business in Northern Indiana. We believe that this loan growth reflects continued penetration in every Lake City Bank market and maintains an exceptional track record of growth. In addition, our first quarter loan growth outpaced the growth during the comparable period in 2005.”

Lakeland Financial’s allowance for loan losses as of March 31, 2006 was $13.2 million, compared to $12.8 million as of December 31, 2005 and $11.1 million as of March 31, 2005. Non-performing assets totaled $7.0 million as of March 31, 2006 versus $7.5 million as of December 31, 2005 and $9.8 million on March 31, 2005. The ratio of non-performing assets to loans was 0.58% on March 31, 2006 compared to 0.63% at

December 31, 2005 and 0.96% at March 31, 2005. Net recoveries totaled $9,000 in the first quarter of 2006, versus net charge offs of $160,000 during the fourth quarter of 2005 and $96,000 in the first quarter of 2005.

Kubacki added, “Despite a challenging interest rate environment, which contributed to a decline in our net interest margin for the quarter, we were able to post record income for the first quarter. The continued trend in rising interest rates has created an environment of aggressive deposit pricing. While higher rates are advantageous to our clients, it negatively impacts our margin. Offsetting this impact was an 8% increase in noninterest income versus the first quarter of 2005. Also, the absence of any net charge offs for the period reflects the general quality of our loan portfolio and assists in our efforts to produce strong earnings.”

For the three months ended March 31, 2006, Lakeland Financial’s average equity to average assets ratio was 7.16% compared to 7.09% for the fourth quarter of 2005 and 7.32% for the first quarter of 2005. Average stockholders' equity for the quarter ended March 31, 2006 was $116.0 million versus $112.5 million for the fourth quarter of 2005 and $103.6 million for the comparable period in 2005. Average total deposits totaled $1.275 billion for the first quarter of 2006, versus $1.304 billion for the fourth quarter of 2005 and $1.110 billion for the first quarter of 2005.

Lakeland Financial Corporation is a $1.6 billion bank holding company headquartered in Warsaw, Indiana. Lake City Bank serves Northern Indiana with 43 branches located in the following Indiana counties: Kosciusko, Elkhart, Allen, St. Joseph, DeKalb, Fulton, Huntington, LaGrange, Marshall, Noble, Pulaski and Whitley.

Lakeland Financial Corporation may be accessed on its home page at www.lakecitybank.com. The Company’s common stock is traded on the Nasdaq Stock Market under “LKFN”. Market makers in Lakeland Financial Corporation common shares include Automated Trading Desk, LLC, Citadel Derivatives Group, LLC, Citigroup Global Market Holdings, Inc., E*Trade Capital Markets LLC, FTN Midwest Securities Corp., Goldman Sachs & Company, Howe Barnes Investments, Inc., Keefe, Bruyette & Woods, Inc., Knight Equity Markets, L.P., Lehman Brothers Inc., Morgan Stanley & Co., Inc., Stifel Nicolaus & Company, Inc., Susquehanna Capital Group and UBS Securities LLC.

This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of past and any future terrorist attacks, acts of war or threats thereof and the response of the United States to any such attacks and threats; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

LAKELAND FINANCIAL CORPORATION

FIRST QUARTER 2006 FINANCIAL HIGHLIGHTS

(Unaudited – Dollars in thousands except share and Per Share Data)

	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
	2006	2005	2005
END OF PERIOD BALANCES
Assets	$1,644,143	$1,634,613	$1,426,032
Deposits	1,319,745	1,266,245	1,132,546
Loans	1,225,179	1,198,730	1,022,184
Allowance for Loan Losses	13,236	12,774	11,115
Common Stockholders’ Equity	117,330	113,334	103,271
AVERAGE BALANCES
Assets
Total Assets	$1,620,670	$1,585,317	$1,416,307
Earning Assets	1,504,381	1,468,493	1,305,117
Investments	291,635	286,856	285,971
Loans	1,205,849	1,166,371	1,009,607
Liabilities and Stockholders’ Equity
Total Deposits	1,275,089	1,304,469	1,109,551
Interest Bearing Deposits	1,058,234	1,069,491	893,265
Interest Bearing Liabilities	1,275,129	1,225,277	1,086,741
Common Stockholders’ Equity	116,006	112,468	103,625
INCOME STATEMENT DATA
Net Interest Income	$12,813	$13,187	$11,851
Net Interest Income-Fully Tax Equivalent	13,106	13,481	12,154
Provision for Loan Losses	453	701	458
Noninterest Income	4,445	5,181	4,119
Noninterest Expense	9,750	10,041	9,363
Net Income	4,650	4,977	4,055
PER SHARE DATA
Basic Net Income Per Common Share	$0.77	$0.83	$0.68
Diluted Net Income Per Common Share	0.75	0.81	0.66
Cash Dividends Declared Per Common Share	——(1)	0.23	0.23
Book Value Per Common Share (equity per share issued)	19.48	18.93	17.35
Market Value – High	46.75	45.19	41.38
Market Value – Low	39.79	38.01	37.11
Basic Weighted Average Common Shares Outstanding	6,006,915	5,985,751	5,936,370
Diluted Weighted Average Common Shares Outstanding	6,170,385	6,158,813	6,132,482
Post Split Basic Net Income Per Common Share (2)	0.39	0.42	0.34
Post Split Diluted Net Income Per Common Share(2)	0.38	0.41	0.33
KEY RATIOS
Return on Average Assets	1.16%	1.25%	1.16%
Return on Average Common Stockholders’ Equity	16.26	17.56	15.87
Efficiency (Noninterest Expense / Net Interest Income
plus Noninterest Income)	56.49	54.67	58.63
Average Equity to Average Assets	7.16	7.09	7.32
Net Interest Margin	3.53	3.63	3.77
Net Charge Offs to Average Loans	0.00	0.05	0.04
Loan Loss Reserve to Loans	1.08	1.07	1.09
Nonperforming Assets to Loans	0.58	0.63	0.96
Tier 1 Leverage	9.01	8.86	9.17
Tier 1 Risk-Based Capital	11.05	10.81	11.55
Total Capital	12.05	11.80	12.54
ASSET QUALITY
Loans Past Due 90 Days or More	$117	$174	$2,809
Non-accrual Loans	6,926	7,321	6,876
Net Charge Offs/(Recoveries)	(9)	160	96
Other Real Estate Owned	0	0	91
Other Nonperforming Assets	6	25	6
Total Nonperforming Assets	7,049	7,520	9,782

(1) Cash dividend of $0.25 declared on April 11, 2006

(2) As adjusted for 2-for-1 stock split

LAKELAND FINANCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

As of March 31, 2006 and December 31, 2005

(in thousands)

	March 31,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Cash and due from banks	$60,545	$77,387
Short-term investments	4,433	5,292
Total cash and cash equivalents	64,978	82,679

Securities available for sale (carried at fair value)	290,703	290,935
Real estate mortgages held for sale	1,601	960

Loans, net of allowance for loan losses of $13,236 and $12,774	1,211,943	1,185,956

Land, premises and equipment, net	24,371	24,563
Bank owned life insurance	19,940	19,654
Accrued income receivable	7,306	7,416
Goodwill	4,970	4,970
Other intangible assets	982	1,034
Other assets	17,349	16,446
Total assets	$1,644,143	$1,634,613

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Noninterest bearing deposits	$218,057	$247,605
Interest bearing deposits	1,101,688	1,018,640
Total deposits	1,319,745	1,266,245

Short-term borrowings
Federal funds purchased	3,000	43,000
Securities sold under agreements to repurchase	84,513	91,071
U.S. Treasury demand notes	184	2,471
Other short-term borrowings	75,000	75,000
Total short-term borrowings	162,697	211,542

Accrued expenses payable	12,830	10,423
Other liabilities	568	2,095
Long-term borrowings	45	46
Subordinated debentures	30,928	30,928
Total liabilities	1,526,813	1,521,279

STOCKHOLDERS' EQUITY
Common stock: 90,000,000 shares authorized, no par value
6,023,329 shares issued and 5,982,483 outstanding as of March 31, 2006
5,986,054 shares issued and 5,947,342 outstanding as of December 31, 2005	1,453	1,453
Additional paid-in capital	15,216	14,287
Retained earnings	106,977	102,327
Accumulated other comprehensive loss	(5,309)	(3,814)
Treasury stock, at cost (2006 - 40,846 shares, 2005 - 38,712 shares)	(1,007)	(919)
Total stockholders' equity	117,330	113,334
Total liabilities and stockholders' equity	$1,644,143	$1,634,613

LAKELAND FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

For the Three Months Ended March 31, 2006 and 2005

(in thousands except for share data)

(unaudited)

	Three Months Ended
	March 31,
	2006	2005
NET INTEREST INCOME
Interest and fees on loans
Taxable	$20,627	$14,513
Tax exempt	58	45
Interest and dividends on securities
Taxable	2,561	2,272
Tax exempt	607	587
Interest on short-term investments	73	56
Total interest income	23,926	17,473

Interest on deposits	8,724	4,448
Interest on borrowings
Short-term	1,802	680
Long-term	587	494
Total interest expense	11,113	5,622

NET INTEREST INCOME	12,813	11,851

Provision for loan losses	453	458

NET INTEREST INCOME AFTER PROVISION FOR
LOAN LOSSES	12,360	11,393

NONINTEREST INCOME
Trust and brokerage income	905	728
Service charges on deposit accounts	1,720	1,549
Loan, insurance and service fees	546	415
Merchant card fee income	580	536
Other income	540	647
Net gains on sales of real estate mortgages held for sale	152	244
Net securities gains (losses)	2	0
Total noninterest income	4,445	4,119

NONINTEREST EXPENSE
Salaries and employee benefits	5,489	5,146
Net occupancy expense	609	656
Equipment costs	455	517
Data processing fees and supplies	550	558
Credit card interchange	358	328
Other expense	2,289	2,158
Total noninterest expense	9,750	9,363

INCOME BEFORE INCOME TAX EXPENSE	7,055	6,149
Income tax expense	2,405	2,094
NET INCOME	$4,650	$4,055
BASIC WEIGHTED AVERAGE COMMON SHARES	6,006,915	5,936,370
BASIC EARNINGS PER COMMON SHARE (1)	$0.77	$0.68
DILUTED WEIGHTED AVERAGE COMMON SHARES	6,170,385	6,132,482
DILUTED EARNINGS PER COMMON SHARE (1)	$0.75	$0.66

(1) See First Quarter 2006 Financial Highlights for as adjusted EPS